Exhibit (k)(8)(d)

FUND OF FUNDS INVESTMENT AGREEMENT

This FUND OF FUNDS INVESTMENT AGREEMENT (the “Agreement”), dated as of March 3, 2023, is between First Trust Alternative Opportunities Fund, a trust organized under the laws of Delaware (the “Acquiring Fund”), and BC Partners Lending Corporation, a Maryland corporation (the “Acquired Fund” and, together with the Acquiring Fund, the “Funds”).

WHEREAS, the Acquiring Fund is a closed-end management investment company that is registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Acquired Fund is a closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the 1940 Act;

WHEREAS, Section 12(d)(1) of the 1940 Act, which is made applicable to BDCs by Section 60 of the 1940 Act, generally limit the ability of a registered investment company or BDC to invest in shares of another registered investment company or BDC;

WHEREAS, Rule 12d1-4 under the 1940 Act permits a registered investment company or BDC to invest in shares of another registered investment company or BDC in excess of the limitations under Section 12(d)(1) subject to certain terms and conditions; and

WHEREAS, the Acquiring Fund, from time to time, may wish to acquire shares of the Acquired Fund in excess of the limitations under Sections 12(d)(1)(A), (B), and (C), as applicable, in reliance on Rule 12d1-4.

NOW, THEREFORE, in consideration of the potential benefits to the Funds arising out of the investment by the Acquiring Fund in the Acquired Fund, the Funds agree as follows:

1.	Representations and Obligations of the Acquired Fund

The Acquired Fund agrees to:

(a)	comply with the Agreement and those terms and conditions of Rule 12d1-4 that are applicable to an acquired fund that is a BDC;

(b)	promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the applicable terms and conditions of Rule 12d1-4 or this Agreement; and

(c)	provide, subject to applicable law, the Acquiring Fund and its investment adviser (and, if applicable, subadviser) with information about the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund and its investment adviser (and, if applicable, subadviser) to comply with the terms and conditions of Rule 12d1-4.

2.	Representations and Obligations of the Acquiring Fund

The Acquiring Fund agrees to:

(a)	comply with the terms and conditions of Rule 12d1-4 and this Agreement;

(b)	promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the terms and conditions of Rule 12d1-4 or this Agreement; and

(c)	adopt policies and procedures reasonably designed to prevent violations of Rule 12d1-4.

3.	Condition to Initial Purchase in Reliance on Rule 12d1-4

The Acquiring Fund and the Acquired Fund agree that, prior to the initial acquisition by the Acquiring Fund of shares of the Acquired Fund in reliance on Rule 12d1-4, the investment adviser (or, if applicable, subadviser) to each of the Acquiring Fund and the Acquired Fund must make in writing the applicable findings required by Rule 12d1-4.

4.	Indemnification

(a)             The Acquiring Fund agrees to hold harmless, indemnify and defend the Acquired Fund, including any principals, directors or trustees, officers, employees and agents (“Acquired Fund Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any Acquired Fund Agents, to the extent such Claims result from: (i) a violation of any provision of this Agreement or (ii) a violation of the terms and conditions of Rule 12d1-4, in each case by the Acquiring Fund, its principals, directors or trustees, officers, employees, agents, advisers or if applicable, subadvisers.

(b)             The Acquired Fund agrees to hold harmless, indemnify and defend the Acquiring Fund, including any principals, directors or trustees, officers, employees and agents (“Acquiring Fund Agents”), against and from any and all Claims asserted against the Acquiring Fund, including any Acquiring Fund Agents, to the extent such Claims result from: (i) a violation of any provision of this Agreement or (ii) a violation of the terms and conditions of Rule 12d1-4, in each case by the Acquired Fund, its principals, directors or trustees, officers, employees, agents, advisers or if applicable, subadvisers.

(c)             Any indemnification pursuant to this Section shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending the applicable Claims. This Section shall survive any termination of this Agreement.

5.	Voting

If the Acquiring Fund and its “Advisory Group” (as defined in Rule 12d1-4) hold, individually or in the aggregate, less than 10% of the Acquired Fund’s outstanding shares, the Acquiring Fund and its Advisory Group shall vote such shares at any meeting of shareholders of the Acquired Fund.

6.	Notices

Except as otherwise noted, all notices, including all information that either party is required to provide under the terms of this Agreement, shall be in writing and shall be delivered to the contact identified below (which may be changed from time to time upon written notice to the other party) by (i) Federal Express or other comparable overnight courier; (ii) registered or certified mail, postage prepaid, return receipt requested; (iii) facsimile with confirmation during normal business hours; or (iv) e-mail (to all parties set forth below). All notices, demands or requests so given will be deemed given when actually received.

If to the Acquiring Fund:

Marc Bassewitz

First Trust Capital Management L.P.

225 W. Wacker Drive, 21st Floor

Chicago, IL 60606

Email: mbassewitz@FirstTrustCapital.com

If to the Acquired Fund:

Brandon Satoren

BC Partners Advisors LP

650 Madison Avenue | 23rd Floor

New York, NY 10022

Brandon.satoren@bcpartners.com

and

Jason Roos

BC Partners Advisors LP

650 Madison Avenue | 23rd Floor

New York, NY 10022

Jason.roos@bcpartners.com

and

David Held

BC Partners Advisors LP

650 Madison Avenue | 23rd Floor

New York, NY 10022

David.held@bcpartners.com

7.	Termination and Governing Law

(a)	This Agreement will continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, to the extent necessary to comply with Section 12(d)(1) of the 1940 Act and Rule 12d1-4, the Acquiring Fund shall be entitled to reduce the amount of any remaining unpaid capital commitment to the Acquired Fund, pursuant to the Subscription Agreement between the Acquiring Fund and the Acquired Fund, in such amounts as may be necessary or advisable in its sole discretion to ensure compliance with such section and rule, including to $0.

(b)	This Agreement will be governed by laws of New York without regard to choice of law principles.

8.	Miscellaneous

(a)             This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party. Any assignment in contravention of this Section shall be null and void.

(b)             Except as expressly set forth herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

(c)             No amendment, modification, or supplement of any provision of this Agreement will be valid or effective unless made in writing in the manner provided by Section 6 and signed by a duly authorized representative of each party.

(d)             This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of both parties hereto. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

(e)             If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for both parties remain valid, legal and enforceable.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FIRST TRUST ALTERNATIVE OPPORTUNITIES FUND

/s/Chad Eisenberg
Print Name: Chad Eisenberg
Title: Treasurer

BC PARTNERS LENDING CORPORATION

/s/Jason Roos
Print Name: Jason Roos
Title: CFO